AMENDMENT NO. 2

TO THE SUBADVISORY AGREEMENT

This Amendment No. 2 (the “Amendment”), made and entered into as of June 5, 2014, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”), and Dimensional Fund Advisors LP, a Delaware limited partnership (“Subadviser”), dated September 23, 2011 (the “Agreement”).

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

Section 1(g) of the Agreement shall be, and hereby is, deleted and replaced with the following:

Supplemental Arrangements. Subadviser may enter into arrangements with (i) its affiliates for the performance by any such affiliate or its personnel of services or functions contemplated by this Agreement, provided that any such arrangement is implemented and carried out in accordance with the 1940 Act, the Advisers Act and applicable law and subject to the supervision of Subadviser, and (ii) non-affiliates for the provision to Subadviser of certain administrative and middle office services; provided that, prior to entering into any such arrangements under (i) or (ii) above, Subadviser shall provide prior written notice to, and obtain consent (which shall not be unreasonably withheld) from, Investment Manager (and, if required and such requirement is communicated to the Subadviser, the Fund’s Board of Trustees), and that Subadviser shall be responsible for any acts or omissions of such affiliates and non-affiliates to the same extent Subadviser would have been responsible under this Agreement had the Subadviser performed the service or function directly.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Dimensional Fund Advisors LP By Dimensional Holdings Inc., its General Partner

By:	/s/ Colin Moore	By:	/s/ Valerie Brown
	Signature		Signature

Name:	Colin Moore	Name:	Valerie Brown
	Printed		Printed

Title:	Global Chief Investment Officer	Title:	Vice President